Exhibit 5.2

July 2, 2018

Mersana Therapeutics, Inc.

840 Memorial Drive

Cambridge, Massachusetts 02139

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Mersana Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of up to $75,000,000 of shares of the common stock, $0.0001 par value (the “Shares”), of the Company pursuant to a registration statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”).  The Shares are being sold pursuant to a sales agreement, dated the date hereof (the “Sales Agreement”), between the Company and Cowen and Company LLC.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that if the Shares are issued out of the Company’s duly authorized Common Stock and issued and delivered in accordance with the authorizing resolutions of the Company’s Board of Directors dated June 27, 2018 and the terms of the Sales Agreement against payment of the consideration set forth therein, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP